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                                                                   EXHIBIT 10.2

                 B E D F O R D   P R O P E R T Y   I N V E S T O R S


                               CONSENT TO SUBLEASE


RE:      BUILDING OR COMPLEX:       Plaza Building

         LANDLORD:                  Bedford Property Investors, Inc.

         TENANT:                    Adobe Systems Inc.

         PREMISES:                  Plaza Building

         SUBLET PREMISES:           2nd & 4th Floors of Plaza Building

         DATE OF MASTER LEASE:      October 31, 1996

         PROPOSED SUBLESSEE:        Getty Images, Inc.



Dear Tenant:

Pursuant to the terms of your lease ("Master Lease") covering the above-captioned Premises, you have requested the Landlord's consent to a sublease to the above-captioned Master Lease, a true, correct and complete copy of which Tenant and Sublessee warrant is attached hereto as Exhibit "A" (the "Sublease").

Landlord hereby grants its consent to the Sublease upon the following express terms and conditions:

1. The Sublease is subject and subordinate to the Master Lease and to all of its terms, covenants, provisions and agreements, and to all of the terms and provisions of this consent to sublease ("Consent"). Sublessee shall not do or permit anything to be done in or around the Sublet Premises which would violate any provisions of the Master Lease or this Consent. Sublessee and Tenant agree that this Consent is given solely for the purpose of allowing Tenant to sublease the Sublet Premises and to specify the terms and conditions under which Tenant may do so.



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2.     The Sublessee shall perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of the Master Lease, for the period covered by the Sublease and to the extent of the Sublet Premises. In the event that Sublessee shall fail to abide by the terms of the Master Lease, it shall be deemed a default by Tenant and Sublessee under the Master Lease entitling Landlord to exercise all of its rights and remedies under the Master Lease as against Tenant and Sublessee.

3.     Neither the Sublease nor this Consent shall:

       (a) release or discharge Tenant from any liability, whether past, present or future, under the Master Lease; or

       (b) operate to obligate Landlord to any of the terms, covenants or conditions of the Sublease as between Tenant and Sublessee and Landlord shall not be bound thereby; or

       (c) be construed as a consent to or approval or ratification of any particular provisions of the Sublease, it being agreed that Landlord has not and will not review or pass upon any of the provisions of the Sublease and that Landlord shall not be bound or estopped by any provision contained in the Sublease; or

       (d) operate to extend the term of the Master Lease beyond its present expiration date, notwithstanding the fact that the Sublease may purport to be for a longer term; or

       (e) be construed to modify, waive or affect any of the terms, conditions, provisions or agreements of the Master Lease, or to waive any breach thereof, or any of the Landlord's rights thereunder, or to enlarge or increase Landlord's obligations thereunder, or to diminish or decrease Tenant's obligations thereunder; or

       (f) allow Sublessee to utilize the Sublet Premises for any purpose other than the use allowed under the Master Lease; or

       (g) be construed as a consent by the Landlord to any further subletting either by Tenant or by the Sublessee or to any assignment by Tenant of the Master Lease or assignment by the Sublessee of the Sublease, whether or not the Sublease purports to permit the same and, without limiting the generality of the foregoing, both Tenant and the Sublessee agree that the Sublessee has no right whatsoever to assign, mortgage or encumber the sublease nor to sublet any portion of the Sublet Premises or permit any portion of the Sublet Premises to be used or occupied by any other party, except in accordance with the terms of the Master Lease.

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4.     In the event of Tenant's default (after notice and the passage of any applicable cure period) under the provisions of the Master Lease, the rent and any other charges due from the Sublessee under the Sublease (the "Sublease Payments") shall be, at the option of Landlord, deemed assigned to Landlord and Landlord shall have the right, following such default, at any time at Landlord's option, to give written notice of such assignment to the Sublessee. Upon Sublessee's receipt of such notice, Sublessee shall make all Sublease Payments due thereafter directly to Landlord, without liability to Tenant for making such payments to Landlord rather than to the Tenant. Landlord shall credit Tenant with any Sublease Payments received by Landlord under such assignment but the acceptance of any Sublease Payments from the Sublessee as the result of any such default shall in no manner whatsoever be deemed an attornment by the Sublessee to Landlord in the absence of a specific written agreement signed by Landlord and Subtenant to such an effect, or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements of the Master Lease or this Consent. In the event that Landlord does not elect to have Sublessee attorn to it as specified above, Landlord shall have all rights and remedies as provided under the Master Lease as against Sublessee in the event of any default under the Master Lease, including without limitation the right to regain possession of the Sublet Premises.

5. If the Master Lease is terminated by Landlord due to a default by Tenant under the Master Lease, Sublessee shall have the right to negotiate with Landlord to Lease the Sublet premises at terms to be consistent with market but in no event shall the rent be less than the then current rent due to Tenant under the Sublease Agreement. Landlord and Subtenant shall negotiate in good faith for a period not greater than thirty (30) days after the termination of the Master Lease. If the parties are unable to come to agreement within the thirty (30) day period, Subtenant will immediately vacate the Sublet Premises in accordance with terms of the Master Lease.

6. Both Tenant and Sublessee shall be liable for the payment of all bills rendered by Landlord for charges incurred by the Sublessee for services and materials supplied to the Sublet Premises. In the event of any default (after notice and the passage of any applicable cure period) by Tenant or Sublessee in the full performance and observance of their respective obligations under this Consent, such default may, at Landlord's option, be deemed a default under the terms of the Master Lease, entitling Landlord to exercise all rights and remedies contained in the Master Lease with respect to such default, as well as any other rights or remedies available to Landlord under this Consent, at law or in equity, by statute or otherwise, with respect to such default.



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7.     Landlord makes the following representations and warranties to Sublessee:

       (a) Tenant has fulfilled all of its duties under the Master Lease and is not in default under the Master Lease.

       (b) To the best of Landlord's actual knowledge the Master Lease is in full force and effect and has not been modified, altered or amended other than by the first amendment thereto.

8. Landlord consents to Sublessee's use of the Sublet Premises for general office use and ancillary uses by Sublessee, Sublessee's employees and visitors including, without limitation, data center, production and scanning, distribution, call center (operating 24 hours a day, seven days a week), cafeteria and software laboratories.

9. The term of the Sublease shall expire and come to an end on its expiration date or any premature termination date thereof, but in any event no later than concurrently with the expiration date of the Master Lease or any premature termination of the Master Lease (whether by consent or other right, now or hereafter agreed to by Landlord and Tenant, or by operation of law at Landlord's option in the event of a default by Tenant).

10. Neither Landlord nor Sublessee shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or tangible personal property of the other or of any third party occurring in or about the Sublet Premises or the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if such loss or damage would fall within the scope of a fire and extended coverage (all risk) policy of insurance, whether or not the party suffering the loss actually maintained such insurance. Each party shall obtain from its respective insurer under each insurance policy it maintains a waiver of all rights of subrogation that the insurer of one party may have against the other party, and Landlord and Sublessee shall each indemnity the other against any loss or expense, including reasonable attorneys' fees, resulting from the failure to obtain such a waiver.

11. Tenant hereby warrants that all of the terms and provisions of the Master Lease are in full force and effect and that there are no defaults (or matters that with the passage of time or the giving of notice, or both, would constitute a default) by Landlord or Tenant under the Master Lease. In the event of a conflict between the provisions of the (i) Master Lease and the Sublease, the provisions of the Master Lease shall prevail, and
       (ii) this Consent and the Master Lease or Sublease, the provisions of this Consent shall prevail.


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12.    This consent is not assignable, nor shall this Consent be a consent to any amendment or modification of the Sublease, without Landlord's prior written consent.

13. Tenant and Sublessee covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease, and Tenant and Sublessee both agree to indemnify, defend and hold Landlord harmless from and against same and against any cost or expense (including, but not limited to, attorneys' fees) incurred by Landlord in resisting any claim for any such brokerage commission.

14. Tenant and Sublessee understand and acknowledge that Landlord's consent hereto is not a consent to any improvement or alteration or work to be or being performed in the Premises, that Landlord's consent must be separately sought if and to the extent provided in the Master Lease.

15. Tenant agrees to abide by the terms of the Master Lease as the same contemplates a sharing with Landlord of "bonus" or "key" rent received by Tenant in excess of the minimum rent due Landlord under the Master Lease.

16. Tenant and Sublessee agree that the terms and provisions of the Sublease shall not, without the prior written consent of Landlord, be amended or modified.

17. This Consent constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and shall not be operative or binding unless and until executed by all parties hereto. This Consent may not be modified, altered, amended or changed except by an agreement in writing signed by all parties hereto. This Consent for all purposes shall be construed in accordance with the laws of the State of Washington. The terms and provisions of this Consent shall be binding upon and inure to the benefit of the parties hereto and to the successors and assigns of Landlord and, to the extent approved in writing by Landlord, the successors and assigns of Tenant and Sublessee.

18. The execution of a copy of this Consent by Tenant and the Sublessee shall indicate the joint and several confirmation by Tenant and Sublessee of the foregoing conditions and of Tenant's and Sublessee's agreement to be bound thereby and shall constitute Sublessee's acknowledgement it has received a copy of the Master Lease from Tenant.


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Very truly yours,

BEDFORD PROPERTY INVESTORS, INC.
a Maryland corporation

By: /s/ Phillipe Wood

Its: Vice President

Date: 4.11.99



CONFIRMED AND AGREED:

TENANT:                                     SUBLESSEE:

ADOBE SYSTEMS INC.                          GETTY IMAGES, INC.
a California corporation                    a Delaware corporation

By: /s/                                     By: /s/ Heather Redman

Its: Director of Facilities                 Its: General Counsel

Date: 4.6.99                                Date: 4.5.99